UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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COMMVAULT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

July 18, 2008

To the Stockholders of CommVault Systems, Inc.:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of CommVault Systems, Inc. (“CommVault”). The Annual Meeting will be held Wednesday, August 27, 2008, at 1:00 p.m., local time, at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey.

In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information about CommVault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2008 is contained in the Annual Report to stockholders, a copy of which is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either completing, executing and returning the enclosed proxy card or using our telephone or internet voting procedures. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your proxy.

Very truly yours,

N. ROBERT HAMMER
Chairman, President and Chief Executive Officer

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 27, 2008

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 27, 2008

The Annual Meeting of Stockholders of CommVault Systems, Inc. will be held at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey on Wednesday, August 27, 2008, at 1:00 p.m., local time.

The purposes of the meeting are:

1. To elect three Class II Directors for a term to expire at the 2011 Annual Meeting of Stockholders;

2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2009; and

3. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on July 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Each stockholder is urged to either complete, date and sign the enclosed proxy and return it to us in the enclosed envelope, which requires no postage if mailed in the United States, or to utilize our telephone or Internet voting procedures to submit a proxy. Sending in your proxy card, or utilizing our telephone or Internet voting procedures to submit your proxy, will not prevent you from voting in person at the Annual Meeting.

This proxy statement and our annual report to stockholders are available on the investor relations section of our website at www.commvault.com.

By Order of the Board of Directors

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary

Oceanport, New Jersey
July 18, 2008

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 27, 2008

July 18, 2008

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of CommVault Systems, Inc. (which we refer to as we, us, our, CommVault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 27, 2008, or at any adjournment or postponement thereof. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about July 23, 2008.

Voting Rights and Solicitation

July 1, 2008 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 42,333,872 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 2 Crescent Place, Oceanport, New Jersey 07757 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.

Stockholders may provide voting instructions by completing, executing and returning the enclosed proxy card. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31 2009, and (iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our company or by attending the Annual Meeting and voting in person.

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2009.

Effect of Abstentions and Broker Non-Votes

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the election of directors. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent public accountants, abstentions have the effect of a vote against the proposal.

If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary vote authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum but will otherwise have no effect on the outcome of the vote on any of the matters presented for your vote.

Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of the appointment of our independent auditors).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each of Class consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The terms of the Class II Directors will expire at the 2008 Annual Meeting.

Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated Alan G. Bunte, Frank J. Fanzilli, Jr. and Daniel Pulver to hold office as Class II Directors until the annual meeting in 2011.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. CommVault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.

You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

Nominees for Election

Alan G. Bunte has served as a director of our company since January 2008, as our Executive Vice President and Chief Operating Officer since October 2003 and as our senior vice president from December 1999 until October 2003. Prior to joining our company, Mr. Bunte was with Norand Corporation from 1986 to January 1998, serving as its senior vice president of planning and business development from 1991 to January 1998. Mr. Bunte obtained his bachelor’s and master’s degrees in business administration from the University of Iowa.

Frank J. Fanzilli, Jr. has served as a director of our company since July 2002. Mr. Fanzilli was previously a Managing Director and the Global Chief Information Officer of Credit Suisse First Boston, where he worked from 1985 until his retirement in 2002. Prior to joining Credit Suisse, Mr. Fanzilli was an engineer with IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli has served on the boards of a number of notable companies in the software industry, including PeopleSoft, nLayers and a variety of others. In addition to CommVault, Mr. Fanzilli currently serves on the boards of directors of InterWoven, Calypso Technology, Inc., and IT Structures. He obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University.

Daniel Pulver has served as a director of our company since October 1999 and is chairman of our Nominations and Governance Committee. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors of Endstream Communications. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our Company.

The Board of Directors recommends that you vote FOR each of the nominees listed above.

OUR BOARD OF DIRECTORS

The following table shows information as of July 1, 2008 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each executive officer and continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since

N. Robert Hammer	66	Chairman, President and Chief Executive Officer	1998
Alan G. Bunte	54	Director, Executive Vice President and Chief Operating Officer	2008
Frank J. Fanzilli Jr.(1)	51	Director	2002
Armando Geday(1)	46	Director	2000
Keith Geeslin(1)	55	Director	1996
F. Robert Kurimsky(2)(3)	69	Director	2001
Daniel Pulver(2)(3)	39	Director	1999
Gary B. Smith(3)(4)	47	Director	2004
David F. Walker(2)(3)	54	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)	Lead Director

Continuing Directors

Class III Directors Whose Terms Expire in 2009

N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led Norand following its leveraged buy-out from Pioneer Hi-Bred International, Inc. and through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.

Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin became a partner at Francisco Partners in January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc. and held various positions at its Tymnet subsidiary from 1980 to 1984. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Blue Coat Systems, Inc., Hypercom Corp. and Synaptics, Inc.

Gary B. Smith has served as a director of our company since May 2004 and as our lead director since May 2006. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Prior to his current role, his positions with Ciena included chief operating officer and senior vice president, worldwide sales. Mr. Smith joined Ciena in November 1997 as vice president, international sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith currently serves on the board of directors for the American Electronics Association, and also serves as a commissioner for the Global Information Infrastructure Commission.

Class I Directors Whose Terms Expire in 2010

Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems. Prior to joining Rockwell, Mr. Geday held several other marketing positions at Harris Semiconductor. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. Mr. Geday also serves on the board of directors of MagnaChip Semiconductor.

F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years in information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University.

David F. Walker has served as a director of our company since February 2006 and is chairman of our Audit Committee. Mr. Walker is the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg, where he has been employed since 2002. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002. Mr. Walker earned a master’s of business administration from the University of Chicago Graduate School of Business with concentration in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is a certified public accountant and a certified fraud examiner. Mr. Walker also serves on the board of directors of Chico’s FAS, Inc., First Advantage Corporation and Technology Research Corporation, participating on the executive, audit and corporate governance committees of Chico’s and chairing its audit committee; chairing the audit committee of First Advantage; and participating on the compensation and nominating committees of Technology Research.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Independence of Directors (see p. 6)

•	Seven of our nine current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Smith.

Audit Committee (see p. 6 and p. 31)

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	One member of the Audit Committee, Mr. Walker, qualifies as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.

Nominations and Governance Committee (see pp. 7-8)

•	All members meet the independence standards for compensation and nominating committee membership under the Nasdaq listing standards.

•	The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.

Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer and Controller.

•	We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Principles, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the CommVault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to CommVault Systems, Inc., 2 Crescent Drive, Oceanport, New Jersey 07757, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.

The Board of Directors and Its Committees

General.  Our Board of Directors currently comprises nine members, seven of whom are not officers of our company and two of whom are officers of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.

Our Board of Directors has determined that Messrs. Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith and David F. Walker, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominating and Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, shareholder or other officer of an organization that has a relationship with our company).

During the year ended March 31, 2008, our Board of Directors held 4 meetings. All of our directors who served in the year ended March 31, 2008, attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served during his term of service. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Smith acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

Directors are encouraged to attend our annual meeting.

The Board of Directors has three standing committees. These committees have the responsibilities and authority described below.

Audit Committee.  The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky and Pulver. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee held 8 meetings in the year ended March 31, 2008. A report of the Audit Committee appears elsewhere in this proxy statement.

Compensation Committee.  The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In early fiscal year 2007, the Compensation Committee directed management to retain the services of external consulting firms, to advise management and the Compensation Committee on executive compensation matters, including benchmarking against peer companies, providing survey data, and consulting with respect to salary, bonus and equity compensation of executive officers and employees. Based in part on the recommendation of the Compensation Committee, Mercer Human Resource Consulting and Radford Surveys + Consulting were retained to provide such advice. From time to time, these consultants also provide additional services at the request of the Company. In fiscal year 2007, these services included assistance and advice in the formulation of the Company’s equity compensation program and the calculation of restricted stock awards and appropriate target awards for participants.

The Compensation Committee operates under a written charter. The Compensation Committee met 1 time in the year ended March 31, 2008. Also, the Compensation Committee, or a sub-committee thereof, acted by unanimous written consent 18 times during fiscal year 2008. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominations and Governance Committee.  The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Messrs. Pulver (Chairman), Kurimsky, Smith and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance

Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.

Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:

•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.

The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met 2 times in the year ending March 31, 2008.

Stockholder Communication Policy.  Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.

Corporate Secretary
CommVault Systems, Inc.
2 Crescent Place
Oceanport, New Jersey 07757

You may submit your concern anonymously or confidentially by postal mail.

Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website at www.commvault.com.

Transactions with Related Persons

The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Nominations and Governance Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related party disclosure requirements (“Related Party Transactions”). The Nominations and Governance Committee is to review such transaction based upon the rules of Nasdaq and upon the Nominations and Governance Committee’s review of our ethics and governance guidelines. We did not enter into any Related Party Transactions during the year ended March 31, 2008.

We have a Code of Business Ethics and Conduct, a copy of which is posted on our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us during the year ended March 31, 2008, and upon the written representations received by us from certain of our directors and executive officers, we believe that our directors, executive officer and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management

The following table shows, as of June 30, 2008, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each named executive officer (defined below); and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of commons stock issuable with respect to options, restricted stock units and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of	Percent of
	Common Stock	Common Stock
	Owned	Outstanding

Directors
N. Robert Hammer(1)	3,972,527	9.1%
Alan G. Bunte(2)	666,656	1.6%
Frank J. Fanzilli, Jr.(3)	81,365	*
Armando Geday(4)	81,365	*
Keith Geeslin(5)	15,365	*
F. Robert Kurimsky(6)	81,365	*
Daniel Pulver(7)	34,125	*
Gary B. Smith(8)	27,865	*
David F. Walker(9)	14,428	*
Named Executive Officers
Louis F. Miceli(10)	273,863	*
Ron Miiller(11)	214,291	*
Steven Rose(12)	73,518	*
All directors and named executive officers and directors as a group(13)	5,536,733	12.3%

*	Less than 1%

(1)	Includes options to acquire 1,371,875 shares of common stock which are exercisable within 60 days of June 30, 2008. Includes 390,000 shares of common stock that are pledged as security.

(2)	Includes options to acquire 382,377 shares of common stock which are exercisable within 60 days of June 30, 2008 and 1,175 restricted stock units which vest within 60 days of June 30, 2008.

(3)	Includes options to acquire 81,155 shares of common stock which are exercisable within 60 days of June 30, 2008.

(4)	Includes options to acquire 81,155 shares of common stock which are exercisable within 60 days of June 30, 2008.

(5)	Includes options to acquire 15,155 shares of common stock which are exercisable within 60 days of June 30, 2008.

(6)	Includes options to acquire 81,155 shares of common stock which are exercisable within 60 days of June 30, 2008.

(7)	Includes options to acquire18,749 shares of common stock which are exercisable within 60 days of June 30, 2008.

(8)	Includes options to acquire 27,655 shares of common stock which are exercisable within 60 days of June 30, 2008.

(9)	Includes options to acquire 14,218 shares of common stock which are exercisable within 60 days of June 30, 2008.

(10)	Includes options to acquire 173,687 shares of common stock which are exercisable within 60 days of June 30, 2008 and 734 restricted stock units which vest within 60 days of June 30, 2008.

(11)	Includes options to acquire 213,556 shares of common stock which are exercisable within 60 days of June 30, 2008 and 734 restricted stock units which vest within 60 days of June 30, 2008.

(12)	Includes options to acquire 71,554 shares of common stock which are exercisable within 60 days of June 30, 2008 and 587 restricted stock units which vest within 60 days of June 30, 2008.

(13)	Includes options to acquire 2,532,291 shares of common stock which are exercisable within 60 days of June 30, 2008 and 3,230 restricted stock units which vest within 60 days of June 30, 2008.

Certain Other Stockholders

The following table sets forth, as of June 30, 2008, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

	Shares of
	Common Stock	Percent of Common
Name and Address of Beneficial Owner	Owned	Stock Outstanding

FMR LLC(1)	5,195,890	12.3%
82 Devonshire Street Boston, Massachusetts 02109
Wells Fargo & Company(2)	3,073,762	7.3%
420 Montgomery Street San Francisco, CA 94163
Credit Suisse(3)	2,219,965	5.2%
Eleven Madison Avenue New York, New York 10010
AXA Financial, Inc.(4)	2,667,285	6.3%
1290 Avenue of the Americas New York, New York 10104

(1)	Based solely on a Schedule 13G filing on February 14, 2008. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,195,890 shares or 12.3% of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 4,296,222 shares or 10.1% of our common stock outstanding. Fidelity Contrafund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLP, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(2)	Based solely on a Schedule 13G filing on February 13, 2008. Wells Fargo & Company (the “Parent Company”) may be deemed to beneficially own 3,073,762 shares of our common stock consisting of 1,655,953 shares of common stock that Wells Fargo Bank, N.A. (the “Bank”), a subsidiary of the Parent Company, may be deemed to beneficially own and 2,196,509 shares of common stock that other Parent Company subsidiaries may be deemed to beneficially own. Of the 1,655,953 shares of common stock that the Bank may be deemed to beneficially own, 1,648,703 shares are subject to a Voting Trust Agreement, dated as of September 21, 2006

(the “Agreement”), among Wells Fargo Bank, N.A.(the Bank), and Credit Suisse Securities (USA) LLC and certain of its affiliates.

(3)	Based solely on a Schedule 13G filing on October 18, 2007. Credit Suisse may be deemed to beneficially own an aggregate of 2,219,965 shares of common stock, consisting of 401,294 shares held directly by certain subsidiaries of Credit Suisse and 1,818,671 shares deposited into a voting trust. See footnote 2 above for additional details regarding the voting trust.

(4)	Based solely on a Schedule 13G filing on February 14, 2008 pursuant to a Joint Filing Agreement among AXA Financial, Inc, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. A majority of the share reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment advisor. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of the Company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our compensation committee are Messrs. Fanzilli, Geeslin and Geday. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Marketplace Rules. The Compensation Committee meets at scheduled times during the year and meets on an as necessary interim basis. Additionally, the Compensation Committee considers and takes action by written consent. The Compensation Committee met one time during fiscal year 2008. Also, the Compensation Committee, or a sub-committee thereof, acted by unanimous written consent 18 times during fiscal year 2008.

Compensation Philosophy and Objectives

As a quickly growing high-technology company, we operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term, and strategic goals by the Company, with the ultimate objective of improving long-term stockholder value. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-

equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of equity award vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon and not upon rigid guidelines or formulas in determining the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading initiatives to achieve corporate goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage the advice of outside advisors and experts as appropriate.

Peer Analysis of Executive Compensation

In the fourth quarter of fiscal 2006, we engaged Mercer Human Resource Consulting and Radford Surveys + Consulting to conduct a review and evaluate our compensation practices and competitive position in the industry. The external compensation consultants provided recommendations for structuring our compensation programs to retain our highly experienced executive management team, to keep management focused during the expected period of growth following our initial public offering, to motivate management to maximize stockholder value and to align our compensation practices with other technology industry companies of similar size. Their recommendations were based on a peer analysis of our executive compensation relative to the compensation of comparable executive positions at comparable technology industry companies. Their analysis was based on compensation survey data from 86 technology industry companies. A partial list of the companies included in the survey include Actuate Corporation, Advent Software, Inc., Ariba, Inc., Cognos, Inc., Entrust, Inc., Filenet, Inc., Intervoice, Inc., Interwoven, Inc., Lightbridge, Inc., Mercury Interactive Corporation, Micromuse, Inc., MSC Software Corporation, Netmanage, Inc., Open Text Corporation, Radiant Systems, Inc., Red Hat, Inc., SeeBeyond Technology Corporation, Software AG, Tibco Software, Inc., Vignette Corporation, Websense, Inc. and Zantaz Inc. The results of the compensation review and the subsequent recommendations were presented to the Compensation Committee as part of our fiscal 2007 executive compensation decisions.

In the fourth quarter of fiscal 2007, we updated our peer analysis of executive compensation related to our equity compensation practices in anticipation of our fiscal 2008 long-term equity incentive award that was granted in May 2007. We obtained technology industry survey data regarding the equity compensation of comparable executive positions at comparable technology industry companies. This survey data consisted of 99 technology industry companies many of which were the same companies identified in the fiscal 2006 survey noted above. We did not perform a detailed peer analysis related to our fiscal 2008 executive base salary and non-equity incentive plan compensation as we continued to use the data obtained from the fiscal 2006 survey noted above in conjunction with our annual performance review process as a basis for our fiscal 2008 base salary and non-equity incentive plan compensation.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits

Base salary

We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The Compensation Committee compensates our executive officers competitively within the industry. Base salaries are targeted to be competitive and are generally targeted against the 50th — 75th percentile of the technology industry survey data obtained. The 50th — 75th percentile is being used because we have consistently achieved revenue and earnings growth that is in the top tier of companies in our industry. In some circumstances it may be necessary to provide compensation above these levels; these circumstances include the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance.

Salary levels are typically reviewed annually each April as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the analysis provided by the external compensation consultants discussed above, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position, the performance of each executive officer during fiscal 2007 and the overall experience of each executive officer when approving base salary levels for fiscal 2008. For fiscal 2008, the base salary for our Chief Executive Officer was increased approximately 4% over fiscal 2007 and the base salary increases for our other named executive officers ranged from approximately 4% to 8% over fiscal 2007. For fiscal 2008, the base salaries accounted for approximately 23% of total compensation for our Chief Executive Officer and 33% for our other named executive officers. Salary income earned by each named executive officer during fiscal 2008 is reported below in the Summary Compensation Table.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2008, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultants discussed above; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, consistently applied and are focused on corporate objectives. Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated to increasing stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives higher than the industry average. During fiscal 2008, our actual revenue and profitability growth rates resulted in non-equity incentive awards ranging from 87% to 94% of the targets set for our named executive officers. In addition, only one time in the past four fiscal years has any of our named executive officers achieved a non-equity incentive plan award greater than 100% of their target. Historically, our target performance requirements have been set so that achievement has been generally consistent from year to year.

Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary depending on the Company’s achievement against the annual financial plan approved by our Board of Directors. For fiscal 2008, Mr. Hammer’s target non-equity incentive compensation was determined by a combination of revenue and non-GAAP income from operations achievement in which each performance measure was weighted equally. Mr. Hammer is evaluated based on these performance metrics because we currently believe that growth in revenue and non-GAAP income from operations drives our ability to increase stockholder value. Non-GAAP income from operations excludes noncash stock-based compensation charges and additional FICA expense incurred when employees exercise in the money stock options or vest in restricted stock awards. We use non-GAAP income from operations internally to understand, manage and evaluate our business as well as to make operating decisions.

In total, Mr. Hammer’s target non-equity incentive plan compensation was 100% of his $415,000 base salary for fiscal 2008. Under Mr. Hammer’s fiscal 2008 non-equity incentive plan, revenue achievement greater than the revenue target established resulted in an additional 15% payout for each additional 5% that revenue achievement was above the established revenue target. Results above target non-GAAP income from operations provided an additional 15% payout for each additional 10% that Non-GAAP income from operations was greater than the established non-GAAP income from operations target. In fiscal 2008, Mr. Hammer was awarded annual non-equity incentive plan compensation of $391,769, or approximately 94% of his base salary.

Our Chief Operating Officer, Alan Bunte, and our Chief Financial Officer, Louis Miceli, are also eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2008, Mr. Bunte’s target bonus was 65% of his $312,500 base salary and Mr. Miceli’s target bonus was 50% of his $280,700 base salary. The performance goals for Messrs. Bunte and Miceli are both quantitative and qualitative. With respect to quantitative goals, Messrs. Bunte and Miceli are generally measured against the same performance objectives as Mr. Hammer. With respect to qualitative goals, discretion may be exercised because the goals are subjective. Non-equity incentive plan compensation awarded to Messrs. Bunte and Miceli is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. In fiscal 2008, Mr. Hammer awarded Messrs. Bunte and Miceli a non-equity incentive award that was 94% of their target bonus amount, which is the same achievement percentage Mr. Hammer obtained under his non-equity incentive plan compensation. As a result, Mr. Bunte was awarded a fiscal 2008 non-equity incentive plan compensation of $191,755 or 61% of his base salary and Mr. Miceli was awarded a fiscal 2008 non-equity incentive plan compensation of $132,494, or 47% of his base salary.

Our Vice President of Sales, Americas, Ron Miiller, is eligible for a quarterly non-equity incentive plan compensation award based on a percentage of software revenue recognized during each quarter of the fiscal year. Mr. Miiller’s non-equity incentive plan compensation is a tiered commission based plan where he is rewarded for software revenue achievement in the United States, South America, Canada and Mexico. Mr. Miiller’s compensation plan includes quarter over quarter sequential growth targets that we believe are important to sustain consistent software revenue growth. Based on the software revenue targets provided to Mr. Miiller for the United States, South America, Canada and Mexico, Mr. Miiller’s target non-equity incentive plan compensation potential for fiscal 2008 was 100% of his base salary. Mr. Miiller’s fiscal 2008 commission plan contained a maximum commission pay-out of approximately 143% of his base salary. In fiscal 2008, Mr. Miiller was awarded $226,200, or 87% of his base salary in commissions under the non-equity incentive plan compensation.

Our Vice President of Sales, EMEA & ASEAN, Steven Rose, is eligible for a quarterly non-equity incentive compensation plan award based on a percentage of software bookings, revenue from customer support agreements and contribution margin achieved during each quarter of the fiscal year. Mr. Rose’s non-equity incentive plan compensation is a tiered commission based plan where he is rewarded for software bookings, revenue from customer support agreements and contribution margin achieved in Europe, the Middle East, Asia, Australia and Singapore. Software bookings are defined as the aggregate sales orders booked in a period. Software bookings do not equal recognized revenue and therefore cannot be derived from our financial statements. Contribution margin approximates income from operations except that software revenue is replaced by software bookings and operating expenses exclude noncash stock-based compensation charges and additional FICA expense incurred when employees exercise in the money stock options or vest in restricted stock awards. Mr. Rose’s fiscal 2008 non-equity incentive compensation plan was primarily weighted to software bookings and contained significantly less weighting related to revenue from customer support agreements and contribution margin.

Based on the targets provided to Mr. Rose for Europe, the Middle East, Asia, Australia and Singapore, Mr. Rose’s target non-equity incentive plan compensation target for fiscal 2008 was 100% of his base salary.

Mr. Rose’s fiscal 2008 commission plan contained a maximum commission pay-out of 125% of his base salary. In fiscal 2008, Mr. Rose was awarded $257,282, or 91% of his base salary in commissions under the non-equity incentive plan compensation.

To date, the Compensation Committee has not exercised discretion to increase or reduce the award amounts that resulted from the application of our non-equity incentive plan compensation. However, the committee has the authority to do so if it determines that an adjustment would serve our interests and the goals of our executive officer non-equity incentive plan compensation.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2006 Long-Term Stock Incentive Plan (the “LTIP”). The LTIP permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock awards and stock unit awards based on, or related to, shares of the Company’s common stock. As of March 31, 2008, we have only granted non-qualified stock options and restricted stock units under the LTIP to our executive officers. We anticipate that future grants under the LTIP will also include both non-qualified stock options and restricted stock units. Our stock options and restricted stock units typically vest over a four-year period and our stock options have a term of ten years. We believe that these provisions encourage a long-term perspective and encourage key employees to remain with the Company.

We account for equity compensation paid to all of our employees under the rules of SFAS No. 123(R), which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

Generally, a significant stock option grant is made within one month of when an executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon the Company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Each executive officer’s performance during the prior year is measured as well as overall corporate performance when follow-on awards are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain an employee of the Company. All equity awards under our LTIP are granted on the 10th business day of the calendar month in which the grant award is approved. There were two long-term equity incentive awards granted during fiscal 2008. The first equity grant occurred in May 2007 for our fiscal 2008 long-term equity incentive award and the second equity grant occurred in March 2008 for our fiscal 2009 long-term equity incentive award. The most recent long-term equity incentive award granted prior to the May 2007 award to each of our executive officers was in September 2005. We did not grant any long-term equity incentive awards to our executive officers during fiscal 2007 because the September 2005 grant was intended to satisfy two fiscal years for our Chief Executive Officer and one fiscal year for our other executive officers. As a result, our Chief Executive Officer did not receive a long-term equity incentive award as part of the May 2007 grant.

In anticipation of our fiscal 2008 long-term equity incentive award granted in May 2007, we conducted a review of our equity compensation practices in the fourth quarter of fiscal 2007. We obtained technology industry survey data regarding the equity compensation of comparable executive positions at 99 comparable technology industry companies which is more fully discuss above in the “Peer Analysis of Executive Compensation” section. Throughout fiscal 2008, we continued to review updated industry survey data to ensure that our assumptions for our fiscal 2009 long-term equity incentive award that was granted in March 2008 remained consistent with the assumptions used in our fiscal 2008 long-term equity incentive award that was granted in May 2007. Our fiscal 2008 and fiscal 2009 long-term equity incentive awards were granted with a value that targeted approximately the 75th percentile of the technology industry survey data obtained. The 75th percentile is being used because we have consistently achieved revenue and earnings growth that is in the top tier of companies in our industry.

In determining the amount of the long-term equity incentive awards for both our fiscal 2008 award granted in May 2007 and our fiscal 2009 award granted in March 2008, an estimated value (in dollars) was developed based on the equity compensation component that the other similarly situated executives received within the technology industry survey data obtained. While Mr. Hammer did not receive a long-term equity incentive award in May 2007, our Compensation Committee reviewed this position to assist in determining the appropriate equity compensation for our other executive officers. Our compensation committee concluded that, with respect to the position of chief executive officer, the annual dollar value of the equity component of chief executive officer compensation was approximately $1,500,000 at approximately the 75th percentile. Furthermore, our compensation committee determined that the aggregate economic value of long-term equity incentive compensation awarded to the executive officers contain a mix of non-qualified stock options and restricted stock units.

Based on the above conclusions of the Compensation Committee, Mr. Hammer was awarded a long-term equity incentive award with an estimated dollar value of approximately $1,500,000 at the time of grant in March 2008 for his fiscal 2009 long-term equity incentive award. The value of Mr. Hammer’s equity award was allocated 75% to stock options and 25% to restricted stock units which resulted in a grant of 187,502 stock options and 20,833 restricted stock units. Long-term equity incentive awards granted to our executive officers are more heavily weighted toward stock options because we believe that such awards align pay for performance by rewarding sustained achievement which drives long-term improvement of stockholder value. In addition, grants of restricted stock units allow us to offer equity compensation with fewer shares and less dilution for our stockholders, while simultaneously maintaining competitive rewards to retain our executive employee talent.

Using similar methodology, we awarded Messrs. Bunte, Miceli, Miiller and Rose with each a fiscal 2008 and a fiscal 2009 long-term equity incentive award with an estimated dollar value of approximately $800,000, $500,000, $500,000 and $400,000, respectively. The estimated value of Messrs. Bunte, Miceli, Miiller and Rose equity awards granted during fiscal 2008 ranged from a mix of 75% to stock option and 25% to restricted stock units to a mix of 60% to stock options and 40% to restricted stock units. As a result, Mr. Bunte was granted 84,607 stock options and 18,801 restricted stock units in May 2007 and 100,001 stock options and 11,111 restricted stock units in March 2008. Messrs. Miceli and Miiller were each granted 52,879 stock options and 11,751 restricted stock units in May 2007 and 50,001 stock options and 11,111 restricted stock units in March 2008. Mr. Rose was granted 42,304 stock options and 9,401 restricted stock units in May 2007 and 40,000 stock options and 8,889 restricted stock units in March 2008. All awards granted to our executive officers during fiscal 2008 vest over a four year period.

We anticipate that we will continue to grant long-term equity incentive awards to each of our other executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate its awards grants with the release of material non-public information. We anticipate that equity grants will generally occur in the fourth quarter of the fiscal year preceding the fiscal year for the designated long-term equity incentive award. As such, we anticipate that our fiscal 2010 long-term equity incentive award will be granted in the fourth quarter of fiscal 2009. We believe that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain an employee and to enhance stockholder value over time.

Other benefits

Our executive officer’s participate in benefit programs that are substantially the same as all other eligible employees of the Company.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient to provide motivation and to align this group’s interests with those of our shareholders.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which precludes the Company from taking a tax deduction for individual compensation in excess of $1 million for our CEO and our four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code.

Summary

Our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. The compensation committee also believes that the compensation of our executives is both appropriate and responsive to the goal of increasing revenue and profitability.

Summary Compensation Table

The following table summarizes the compensation earned by our Principal Executive Officer, Principal Financial Officer and the other three most highly paid executive officers whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers”:

					Non-Equity		All Other
			Stock	Option	Incentive Plan		Annual
Name and Principal Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)		Compensation(3)		Total

N. Robert Hammer	2008	$415,000	$3,348	$888,501	$391,769	(5)	$78,421	(11)	$1,777,039
Chairman, President and	2007	400,000	—	980,618	402,220	(6)	70,244	(12)	1,853,082
Chief Executive Officer
Alan G. Bunte	2008	312,500	70,438	463,614	191,755	(5)	—		1,038,307
Executive Vice President	2007	300,000	—	348,558	195,000	(6)	—		843,558
and Chief Operating Officer
Louis F. Miceli	2008	280,700	44,694	190,585	132,494	(5)	16,576		665,049
Vice President and Chief	2007	270,000	—	96,255	135,000	(6)	13,537		514,792
Financial Officer
Ron Miiller	2008	260,000	44,694	271,042	226,200	(7)	—		801,936
Vice President of Sales,	2007	240,000	—	167,652	215,164	(8)	—		622,816
Americas
Steven Rose(4)	2008	281,322	35,756	370,960	257,282	(9)	24,113	(13)	969,433
Vice President, EMEA &	2007	222,346	—	270,649	186,698	(10)	19,058	(13)	698,751
ASEAN

(1)	The amounts in theses column represent the dollar amount recognized in accordance with FAS 123(R) for the year, disregarding any estimates of future forfeitures. These amounts may reflect options and restricted stock units granted in years prior to the year recognized for financial statement purposes. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of our equity awards.

(2)	The amounts reported in this column consist of awards earned in fiscal 2008 under each executive officer non-equity incentive plan compensation. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation”.

(3)	Other than Messrs. Hammer, Miceli and Rose, none of our named executive officers received other annual compensation exceeding $10,000 for fiscal 2008 or fiscal 2007.

(4)	Mr. Rose commenced employment with us in the first quarter of fiscal 2007. Mr. Rose’s compensation is paid in British pound sterling. All amounts have been converted to U.S. dollars using the average currency exchange rate for each of the periods presented.

(5)	These awards were earned in fiscal 2008, but paid in fiscal 2009.

(6)	These awards were earned in fiscal 2007, but paid in fiscal 2008.

(7)	This number represents $173,550 that was earned and paid in fiscal 2008, and $52,650 that was earned in fiscal 2008, but was paid in fiscal 2009.

(8)	This amount represents $165,964 that was earned and paid in fiscal 2007, and $49,200 that was earned in fiscal 2007, but was paid in fiscal 2008.

(9)	This amount represents $184,157 that was earned and paid in fiscal 2008, and $73,125 that was earned in fiscal 2008, but was paid in fiscal 2009.

(10)	This amount represents $133,279 that was earned and paid in fiscal 2007, and $53,419 that was earned in fiscal 2007, but was paid in fiscal 2007.

(11)	Mr. Hammer’s other annual compensation in fiscal 2008 included our payment of $29,125 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in Oceanport, New Jersey, $28,377 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $20,919 primarily for transportation related costs.

(12)	Mr. Hammer’s other annual compensation in fiscal 2007 included our payment of $23,858 for airfare for Mr. Hammer mainly between his residence in Florida and our headquarters in Oceanport, New Jersey, $27,059 related to housing costs for the rental of an apartment for Mr. Hammer in New Jersey and $19,327 primarily for transportation related costs.

(13)	Mr. Rose’s other annual compensation in fiscal 2007 and 2008 is related to automobile-related benefits.

Fiscal 2008 salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2008 in proportion to the total compensation reported for each of our named executive officers was:

•	N. Robert Hammer: 45%

•	Alan G. Bunte: 49%

•	Louis F. Miceli: 62%

•	Ron Miiller: 61%

•	Steven Rose: 56%

Grants of Plan Based Awards

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2008:

						All Other	All Other	Exercise
						Stock	Options	or Base
						Awards:	Awards:	Price	Grant Date
			Estimated Future Payouts under			Number of	Number of	of	Fair Value
			Non-Equity Incentive Plan Awards			Shares of	Securities	Option	of Stock and
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	Date	(1)	(2)	(3)	Units(4)	Options(5)	($/Sh)	Awards(6)

N. Robert Hammer	—	—	$—	$415,000	$—	—	—	$—	$—
	3/14/08	3/6/08	—	—	—	20,833	—	—	287,704
	3/14/08	3/6/08	—	—	—	—	187,502	13.81	1,169,694
Alan G. Bunte	—	—	—	203,125	—	—	—	—	—
	5/22/07	5/21/07	—	—	—	18,801	—	—	319,429
	5/22/07	5/21/07	—	—	—	—	84,607	16.99	753,129
	3/14/08	3/6/08	—	—	—	11,111	—	—	153,443
	3/14/08	3/6/08	—	—	—	—	100,001	13.81	623,836
Louis F. Miceli	—	—	—	140,350	—	—	—	—	—
	5/22/07	5/21/07	—	—	—	11,751	—	—	199,649
	5/22/07	5/21/07	—	—	—		52,879	16.99	470,702
	3/14/08	3/6/08	—	—	—	11,111	—	—	153,443
	3/14/08	3/6/08	—	—	—	—	50,001	13.81	311,921
Ron Miiller	—	—	—	260,000	373,000	—	—	—	—
	5/22/07	5/21/07	—	—	—	11,751	—	—	199,649
	5/22/07	5/21/07	—	—	—		52,879	16.99	470,702
	3/14/08	3/6/08	—	—	—	11,111	—	—	153,443
	3/14/08	3/6/08	—	—	—	—	50,001	13.81	311,921
Steven Rose	—	—	—	281,322 (7)	351,653 (7)	—	—	—	—
	5/22/07	5/21/07	—	—	—	9,401	—	—	159,723
	5/22/07	5/21/07	—	—	—	—	42,304	16.99	376,569
	3/14/08	3/6/08	—	—	—	8,889	—	—	122,757
	3/14/08	3/6/08	—	—	—	—	40,000	13.81	249,532

(1)	None of the named executive officers non-equity incentive compensation plans contains a minimum payout.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)	Annual non-equity incentive plan awards to Messrs. Hammer, Bunte and Miceli do not contain maximum pay-outs. Messrs. Miiller and Rose are entitled to non-equity incentive plan compensation based on tiered commission plans that contain maximum pay-outs. See “Non-Equity Incentive Plan Compensation” above for more information on the plan for each of our named executive officers.

(4)	Amounts in this column reflect restricted stock unit awards granted during fiscal 2008 to a named executive officer under our LTIP. Restricted stock awards vest 25% after one year and quarterly thereafter over an additional three years.

(5)	Amounts in this column reflect stock options granted during fiscal 2008 to a named executive officer under our LTIP. Stock options vest 25% after one year and quarterly thereafter over an additional three years.

(6)	Represents the fair value of each stock option or restricted stock unit as of the date it was granted, computed in accordance with SFAS 123(R). See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of our equity awards.

(7)	Mr. Rose’s compensation is paid in British pounds sterling. All amounts have been converted to U.S. dollars using the average currency exchange rate for the period.

Outstanding Equity Awards at Fiscal Year End

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2008:

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities						Value of
	Underlying	Underlying				Number of		Awards
	Unexercised	Unexercised		Option	Option	Awards That		That Have
	Options	Options		Exercise	Expiration	Have Not		Not
Name	(Exercisable)	(Unexercisable)		Price	Date	Vested		Vested(1)

N. Robert Hammer	600,000	—		$6.00	5/3/2011	—		$—
	175,000	—		4.00	5/1/2013	—		—
	375,000	25,000	(2)	6.00	5/6/2014	—		—
	153,125	196,875	(3)	4.70	9/19/2015	—		—
	—	187,502	(4)	13.81	3/14/2018	20,833	(5)	258,329
Alan G. Bunte	60,000	—		5.00	3/23/2010	—		—
	85,000	—		6.00	5/2/2012	—		—
	100,000	—		4.00	7/31/2013	—		—
	62,500	37,500	(6)	4.70	9/19/2015	—		—
	32,812	42,188	(7)	4.70	9/19/2015	—		—
	—	84,607	(8)	16.99	5/22/2017	18,801	(10)	233,132
	—	100,001	(9)	13.81	3/14/2018	11,111	(11)	137,776
Louis F. Miceli	39,037	—		5.00	3/23/2010	—		—
	75,000	—		6.00	5/2/2012	—		—
	15,000	—		7.20	1/29/2014	—		—
	21,875	28,125	(12)	4.70	9/19/2015	—		—
	—	52,879	(13)	16.99	5/22/2017	11,751	(15)	145,712
	—	50,001	(14)	13.81	3/14/2018	11,111	(16)	137,776
Ron Miiller	50,000	—		5.00	3/23/2010	—		—
	10,000	—		7.20	1/29/2014	—		—
	8,125	1,875	(17)	5.30	11/3/2014	—		—
	56,250	18,750	(18)	5.30	1/27/2015	—		—
	25,000	—		5.30	1/27/2015	—		—
	15,625	9,375	(19)	4.70	7/29/2015	—		—
	14,218	18,282	(20)	4.70	9/19/2015	—		—
	—	52,879	(21)	16.99	5/22/2017	11,751	(23)	145,712
	—	50,001	(22)	13.81	3/14/2018	11,111	(24)	137,776
Steven Rose	52,292	84,375	(25)	11.70	4/20/2016	—		—
	—	42,304	(26)	16.99	5/22/2017	9,401	(28)	116,572
	—	40,000	(27)	13.81	3/14/2018	8,889	(29)	110,224

(1)	Computed based on the number of unvested shares multiplied by the closing market price of our Common Stock at the end of fiscal year 2008. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our Common Stock. On March 31, 2008, the closing price of our Common Stock was $12.40 per share.

(2)	These options vested on 5/6/08.

(3)	21,875 of these options vested on 4/1/08 and 7/1/08 and 21,875 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(4)	46,876 of these options will vest on 3/14/09 and 11,719 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(5)	5,209 of these restricted stock units vested on 3/14/09 and 1,302 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(6)	6,250 of these options vested on 6/19/08 and 6,250 of these options will vest on each quarterly anniversary thereafter through 9/19/09.

(7)	4,688 of these options vested on 4/1/08 and 7/1/08 and 4,688 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(8)	21,152 of these options vested on 5/22/08 and 5,288 of these options will vest on each quarterly anniversary thereafter through 5/22/11.

(9)	25,001 of these options will vest on 3/14/09 and 6,250 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(10)	4,701 of these restricted stock units vested on 5/22/08 and 1,175 of these restricted stock units will vest on each quarterly anniversary thereafter through 5/22/11.

(11)	2,778 of these restricted stock units will vest on 3/14/09 and 694 of the restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(12)	3,125 of these options vested on 4/1/08 and 7/1/08 and 3,125 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(13)	13,220 of these options vested on 5/22/08 and 3,305 of these options will vest on each quarterly anniversary thereafter through 5/22/11.

(14)	12,501 of these options will vest on 3/14/09 and 3,125 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(15)	2,938 of these restricted stock units vested on 5/22/08 and 734 of these restricted stock units vest will on each quarterly anniversary thereafter through 5/22/11.

(16)	2,778 of these restricted stock units will vest on 3/14/09 and 694 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(17)	625 of these options will vest on 5/3/08 and 625 of these options will vest on each quarterly anniversary thereafter through 11/3/08.

(18)	4,688 of these options will vest on 4/27/08 and 4,688 of these options will vest on each quarterly anniversary thereafter through 1/27/09.

(19)	1,563 of these options vested on 4/29/08 and 1,563 of these options will vest on each quarterly anniversary thereafter through 7/29/09.

(20)	2,031 of these options vested on 4/1/08 and 7/1/08 and 2,031 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(21)	13,220 of these options vested on 5/22/08 and 3,305 of these options will vest on each quarterly anniversary thereafter through 5/22/11.

(22)	12,501 of these options will vest on 3/14/09 and 3,125 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(23)	2,938 of these restricted stock units vested on 5/22/08 and 734 of these restricted stock units will vest on each quarterly anniversary thereafter through 5/22/11.

(24)	2,778 of these restricted stock units will vest on 3/14/09 and 694 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

(25)	9,375 of these options vested on 6/1/08 and 9,375 of these options will vest on each quarterly anniversary thereafter through 6/1/10.

(26)	10,576 of these options vested on 5/22/08 and 2,644 of the options will vest on each quarterly anniversary thereafter through 5/22/11.

(27)	10,000 of these options will vest on 3/14/09 and 2,500 of these options will vest on each quarterly anniversary thereafter through 3/14/12.

(28)	2,351 of these restricted stock units vested on 5/22/08 and 588 of these restricted stock units will vest on each quarterly anniversary thereafter through 5/22/11.

(29)	2,223 of these restricted stock units will vest on 3/14/09 and 556 of these restricted stock units will vest on each quarterly anniversary thereafter through 3/14/12.

Option Exercises

The following table sets forth information on the number and value of stock options exercised during fiscal 2008 for the named executive officers.

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise(1)

N. Robert Hammer	—	$—
Alan G. Bunte	—	—
Louis F. Miceli	10,963	197,334
Ron Miiller	—	—
Steven Rose	13,333	93,630

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the sale price of Common Stock at the time of exercise.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans maintained by us.

Employee Agreements

In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement has an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Oceanport, New Jersey or traveling on business for us. He is generally in Oceanport when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in Oceanport, New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte and Louis F. Miceli. Each of these agreements has an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreements with Messrs. Bunte and Miceli provide that the annual salary of each shall be subject to annual review by our chief executive officer or his designee, and also provides that each shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of the officer’s base salary. The agreements with Messrs. Bunte and Miceli each provide that these officers shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of either of these officers for any reason other than for cause or death, each of the agreements provide that, for a one-year period, the terminated officer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for the officer’s and his dependents’ health insurance coverage. In addition, the terminated officer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Messrs. Bunte’s or Miceli’s employment by reason of death or disability, each executive officer will be entitled to any compensation earned but not yet paid. Each agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, the officer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, neither of these officers may solicit our employees or customers for a period of one year following any termination of employment with us.

Change in Control Agreements

Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all equity awards held by Mr. Hammer shall immediately become exercisable or vested. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.

We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provides that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, the change of control agreements with Messrs. Bunte and Miceli provide that if a change in control of our company occurs and the employment of either of these officers is terminated for reasons other than for cause within two years of the change in control, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then the officer shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of the officer’s annual base salary at the time of the change in control and all bonus payments made to the officer during the one-year period preceding the date of the change in control, and (2) health insurance coverage for the officer and his dependents for an 18 month period. The change of control agreements with Messrs. Miiller and Rose have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreements with Messrs. Bunte and Miceli provide that, for an 18 month period following the termination of employment, the officers may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreements also prohibit Messrs. Bunte and Miceli from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Miiller and Rose are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2008, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation
				Accelerated		Total
			Accelerated	Vesting of	Continuation of	Compensation
		Non-Equity	Vesting of Stock	Restricted Stock	Medical Benefits	and
	Base Salary	Incentive Plan	Options(1)	Units(2)	(Present Value)	Benefits

N. Robert Hammer
Death	$—	$391,769	$—	$—	$—	$391,769
Disability	—	391,769	—	—	—	391,769
Involuntary termination without cause or by non-extension of employment term	415,000	391,769	—	—	13,200	819,969
Change in Control	622,500	415,000	1,675,938	258,329	19,200	2,990,967
Alan G. Bunte
Death	—	191,755	—	—	—	191,755
Disability	—	191,755	—	—	—	191,755
Involuntary termination without cause or by non-extension of employment term	312,500	191,755	—	—	16,200	520,455
Change in Control	468,750	195,000	613,598	370,908	23,600	1,671,856
Louis F. Miceli
Death	—	132,494	—	—	—	132,494
Disability	—	132,494	—	—	—	132,494
Involuntary termination without cause or by non-extension of employment term	280,700	132,494	—	—	16,200	429,394
Change in Control	421,050	135,000	216,563	283,488	23,600	1,079,701
Ron Miiller
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	260,000	—	359,397	283,488	16,200	919,085
Steven Rose
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—	—
Change in Control	281,322	—	59,063	226,796	3,200	570,381

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $12.40 closing price of our common stock on March 31, 2008.

(2)	Amounts in this column describe the value of restricted stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $12.40 of our common stock on March 31, 2008.

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the CommVault Systems, Inc. 401(k) plan.

Director Compensation

Our compensation committee of the board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors. During fiscal 2008, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $25,000 with an additional $2,000 for each board meeting attended;

•	The chairperson of our audit committee, compensation committee and governance committee receive an additional annual retainer of $24,000, $7,500 and $7,500, respectively;

•	The lead director receives an additional annual retainer of $7,500; and

•	Each committee member receives an additional annual retainer of $5,000.

Non-employee directors are also eligible to receive equity compensation under our LTIP. Each non-employee director is currently eligible to receive an annual equity grant of 7,500 non-qualified stock options and 833 restricted stock units.

Similar to the timing of long-term equity incentive awards granted to our named executive officers during fiscal 2008, each director was granted two long-term equity incentive awards during fiscal 2008. The first equity grant occurred in June 2007 for our fiscal 2008 long-term equity incentive award and the second equity grant occurred in March 2008 for our fiscal 2009 long-term equity incentive award. Therefore, each director was granted 7,500 non-qualified stock options and 833 restricted stock units in each June 2007 and March 2008. In total, we granted 105,000 non-qualified stock options and 11,662 restricted stock units to non-employee directors during fiscal 2008. We anticipate that future equity awards granted to non-employee directors will continue to contain a mix of both non-qualified stock options and restricted stock units. Equity awards granted to our non-employee directors vest quarterly over a four-year period, except that the shares that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant.

We anticipate that we will continue to grant long-term equity incentive awards to each of our directors on an annual basis. We anticipate that such grants will generally occur in the fourth quarter of the fiscal year preceding the fiscal year for the designated long-term equity incentive award. As a result, we anticipate that the fiscal 2010 long-term equity incentive award will be granted in the fourth quarter of fiscal 2009. All future equity grants to our non-employee directors will be pursuant to our LTIP. See “Long-Term Equity Incentive Awards” above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2008:

				All Other
	Fees Earned or	Stock Awards	Option Awards	Annual
Name	Paid in Cash	(1)(2)	(1)(2)	Compensation	Total

Frank J. Fanzilli, Jr.(3)	$40,000	$3,054	$34,719	$—	$77,773
Armando Geday(4)	38,000	3,054	34,719	—	75,773
Keith Geeslin(5)	43,500	3,054	39,285	—	85,839
F. Robert Kurimsky(6)	43,000	3,054	34,719	—	80,773
Daniel Pulver(7)	52,500	3,054	56,191	—	111,745
Gary B. Smith(8)	45,500	3,054	50,477	—	99,031
David F. Walker(9)	67,000	3,054	56,512	—	126,566

(1)	The amounts in this column represent the dollar amount recognized in accordance with FAS 123(R) for the year, disregarding any estimates of future forfeitures. These amounts may reflect options granted in years prior to fiscal 2008. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of our equity awards.

(2)	The grant date fair value of stock option awards granted to each director during fiscal 2008 was $70,041 for the June 2007 award and $46,787 for the March 2008 award. The grant date fair value of restricted stock unit awards granted to each director during fiscal 2008 was $14,661 for the June 2007 award and $11,504 for the March 2008 award.

(3)	Mr. Fanzilli has 98,500 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(4)	Mr. Geday has 98,500 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(5)	Mr. Geeslin has 32,500 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(6)	Mr. Kurimsky has a total of 98,500 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(7)	Mr. Pulver has a total of 40,000 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(8)	Mr. Smith has 45,000 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

(9)	Mr. Walker has 35,000 stock options and 1,666 restricted stock units outstanding as of March 31, 2008.

On May 11, 2007, Thomas Barry resigned from our Board of Directors and forfeited 9,063 of stock options which were unvested at the time of his resignation.

Employee Benefit Plans

1996 Stock Option Plan

We have reserved 11,705,000 shares of common stock for issuance under the 1996 Stock Option Plan. As of March 31, 2008, options to purchase 5,758,184 shares of common stock were outstanding at a weighted average exercise price of $6.02 per share, 5,479,465 shares had been issued upon the exercise of outstanding options and 467,352 shares remain available for future grants. The 1996 Stock Option Plan provides for the grant of nonqualified stock options and other types of awards to our directors, officers, employees and consultants, and is administered by our Compensation Committee.

The Compensation Committee determines the terms of options granted under the 1996 Stock Option Plan, including the number of shares subject to the grant, exercise price, term and exercisability, and has the authority to interpret the plan and the terms of the awards thereunder. The exercise price of stock options granted under the plan must be no less than the par value of our common stock, and payment of the exercise price may be made by cash or other consideration as determined by the Compensation Committee. Options granted under the plan may not have a term exceeding ten years, and generally vest over a four-year period. At any time after the grant of an option, the Compensation Committee may, in its sole discretion, accelerate the period during which the option vests.

Generally, no option may be transferred by its holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the

Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. If an employee leaves our company or is terminated, then any options held by such employee generally may be terminated, and any unexercised portion of the employee’s options, whether or not vested, may be forfeited.

The number of shares of common stock authorized for issuance under the 1996 Stock Option Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event. In the event of the occurrence of any of these transactions or events, our Compensation Committee may adjust the number and kind of authorized shares of common stock under the plan, the number and kind of shares of common stock subject to outstanding options and the exercise price with respect to any option. Additionally, if any of these transactions or events occurs or any change in applicable laws, regulations or accounting principles is enacted, the Compensation Committee may purchase options from holders thereof or prohibit holders from exercising options. The Compensation Committee may also provide that, upon the occurrence of any of these events, options will be assumed by the successor or survivor corporation or be substituted by similar options, rights or awards covering the stock of the successor or survivor corporation.

The 1996 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors or our Compensation Committee. However, no action of our Compensation Committee or our Board of Directors that would require stockholder approval will be effective unless stockholder approval is obtained. No amendment, suspension or termination of the plan will, without the consent of the holder of options, alter or impair any rights or obligations under any options previously granted, unless the underlying option agreement expressly so provides. No options may be granted under the plan during any period of suspension or after its termination.

2006 Long-Term Stock Incentive Plan

Under our Long-Term Stock Incentive Plan (the “LTIP”), we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants, directors and others persons providing services to our company.

The maximum number of shares of our common stock that we may award under the LTIP is 4,000,000. On each April 1, the number of shares available for issuance under the LTIP is increased, if applicable, such that the total number of shares available for awards under the LTIP as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1. As of March 31, 2008, there were 2,327,496 options to purchase shares of common stock outstanding at a weighted average exercise price of $15.83 per share and there were 664,613 shares of non-vested restricted stock awards outstanding. In addition, as of March 31, 2008, there were 1,007,478 shares that remain available for future grants under the LTIP. The maximum number of shares that may be subject to incentive stock options shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to options and stock appreciation rights granted to any one individual shall be 25,000,000 over the life of the LTIP. The maximum number of shares that may be subject to stock unit awards, performance share awards, restricted stock awards or restricted unit awards to any one individual that are intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code shall be 25,000,000 over the life of the LTIP (or $1,000,000 during any calendar year, if settled in cash.) The number of shares of common stock authorized for issuance under the LTIP will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event.

Our Compensation Committee administers our LTIP. The LTIP essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the LTIP.

Options awarded under the LTIP may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The exercise price of an option or stock appreciation right must be at least equal to the par value of a share of common stock on the date of grant, and the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the LTIP, our Compensation Committee may grant common stock to participants. In the discretion of the committee, stock issued pursuant to the LTIP may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the LTIP, both before and after the common stock subject to an award is earned or vested.

The Compensation Committee may award participants stock units which entitle the participant to receive value, either in stock or in cash, as specified by the Compensation Committee, for the units at the end of a specified period, based on the satisfaction of certain other terms and conditions or at a future date, all to the extent provided under the award. A participant may be granted the right to receive dividend equivalents with respect to an award of stock units by the Compensation Committee. Our Compensation Committee establishes the number of units, the form and timing of settlement, the performance criteria or other vesting terms and other terms and conditions of the award at the time the award is made.

Unless our Compensation Committee determines otherwise, in the event of a change in control of our company that is a merger or consolidation where our company is the surviving corporation (other than a merger or consolidation where a majority of the outstanding shares of our stock are converted into securities of another entity or are exchanged for other consideration), all option awards under the LTIP will continue in effect and pertain and apply to the securities which a holder of the number of shares of our stock then subject to the option would have been entitled to receive. In the event of a change of control of our company where we dissolve or liquidate, or a merger or consolidation where we are not the surviving corporation or where a majority of the outstanding shares of our stock is converted into securities of another entity or are exchanged for other consideration, all option awards under the LTIP will terminate, and we will either (1) arrange for any corporation succeeding to our business or assets to issue participants replacement awards on such corporation’s stock, or (2) make any outstanding options granted under the plan fully exercisable at least 20 days before the change of control becomes effective.

COMPENSATION COMMITTEE REPORT

CommVault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended March 31, 2008 and in this proxy statement.

Compensation Committee

Keith Geeslin — Chairman
Frank J. Fanzilli, Jr.
Armando Geday

AUDIT COMMITTEE REPORT

General

The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2008 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (as amended by Statement on Auditing Standards No. 90) and Regulation S-X Rule 2-07, “Communication with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young its independence from our company and our management.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

Audit Committee

David F. Walker — Chairman
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2009, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2010 fiscal year, rather than the 2009 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young LLP was engaged as our principal independent public accountants for fiscal years 1998 through 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2008 and 2007 by our principal accounting firm, Ernst & Young LLP (“Ernst & Young”):

	2008	2007
	(In thousands)

Audit fees	$1,236	$1,402
Audit-related fees	31	51
Tax fees	189	94
All other fees	—	—

	$1,456	$1,547

Audit Fees — all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of the Company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC, including documents relating to our initial public offering and follow-on public offering.

Audit Related Fees — consultation concerning financial accounting and reporting standards.

Tax Fees — tax compliance; tax planning; and other tax advice.

All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.

In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2008 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — CommVault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2009, the proposal must be received by April 19, 2009.

Other Stockholders Proposals — Discretionary Voting Authority and Bylaws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2009 annual meeting not included by or at the direction of the Board of Directors must be received no later than May 29, 2009.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, CommVault Systems, Inc., 2 Crescent Place, Oceanport, New Jersey 07757.

REVOCABLE PROXY
COMMVAULT SYSTEMS, INC.
ANNUAL MEETING OF STOCKHOLDERS
August 27, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned does hereby appoint N. Robert Hammer, Louis Miceli and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2008 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 1:00 p.m., local time, Wednesday, August 27, 2008, at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.
     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
  PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)

ê	FOLD AND DETACH HERE	ê

COMMVAULT SYSTEMS, INC. — ANNUAL MEETING, AUGUST 27, 2008
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 1-866-395-9264 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/cvlt and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy
Annual Meeting of Stockholders AUGUST 27, 2008	COMMVAULT SYSTEMS, INC.	Please mark as indicated in this example	☒

			Withhold	For All
		For	All	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

(01) ALAN G. BUNTE
(02) FRANK J. FANZILLI, JR.
(03) DANIEL PULVER
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		For	Against	Abstain
2.	Approve appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2009.	☐	☐	☐

3.	In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

     Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

+	* * * IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é		é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1.	By Mail; or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., August 27, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., August 27, 2008:
1-866-395-9264

Vote by Internet
anytime prior to
3 a.m., August 27, 2008 go to
https://www.proxyvotenow.com/cvlt

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMVAULT SYSTEMS, INC.
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 27, 2008
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned does hereby appoint N. Robert Hammer, Louis Miceli and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 1, 2008 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 1:00 p.m., local time, Wednesday, August 27, 2008, at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

ALAN G. BUNTE
FRANK J. FANZILLI, JR.
DANIEL PULVER

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Approve appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2009.

3.	In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.
     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
     Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

+	+

é	Detach above card, sign, date and mail in postage paid envelope provided. COMMVAULT SYSTEMS, INC.	é

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.